EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  December 21, 2010

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2010 THIRD - QUARTER RESULTS

ST. LOUIS, December 21, 2010 – CPI Corp. (NYSE: CPY) today reported results for the fiscal 2010 third quarter ended November 13, 2010.

●	Fiscal 2010 third-quarter sales declined 1% to $106.2 million from $107.3 million in the prior-year third quarter as comparable store declines were mostly offset by sales from newly opened Kiddie Kandids studios.

●	Comparable same-store sales in the period, described herein, decreased 10% versus the prior-year third quarter.

o	Third-quarter PictureMe Portrait Studio® brand comparable store sales decreased 6% versus the same period last year.
o	Third-quarter Sears Portrait Studio brand comparable store sales decreased 13% versus the same period last year.

●
Third-quarter Adjusted EBITDA in fiscal 2010 declined to a loss of ($3.5 million) versus a loss of ($0.4 million) in the prior-year third quarter due to the impact of comparable store declines and a special commission adjustment ($1.1 million), offset in part by productivity improvements.

●
Third-quarter diluted EPS declined to a loss of ($1.05) per share in fiscal 2010 versus a loss of ($0.97) per share in the prior-year third quarter.  Excluding other charges and impairments in each period, EPS improved in the current year quarter to ($0.75) versus ($0.87) last year.

●	Net debt, $35.1 million as of December 20, 2010, has been reduced by approximately $23.3 million since the end of the third quarter.

“Top-line results in the third quarter underperformed our expectations, and the holiday season overall will be tough as our customers continue to be disproportionately affected by difficult economic conditions and rising gas prices,” said Renato Cataldo, President and Chief Executive Officer, commenting on results.  Continuing, Mr. Cataldo said, “We are, nevertheless, encouraged by our sittings trends which, although still negative, have improved markedly year over year.  Service levels and customer retention continue to show significant improvement, and declines in new customer counts are abating.  In addition, we continue to identify opportunities to wring out costs and improve operational execution, and we successfully tested several promising new marketing vehicles and programs in the period including in connection with our mobile photography initiative.  Although full year earnings will be significantly pressured by holiday sales declines, our continued strong cash flows have allowed us to reduce our debt balance to the lowest levels in many years, and we believe we are very well positioned strategically.”

Net sales for the third quarter decreased 1% to $106.2 million from the $107.3 million reported in the fiscal 2009 third quarter.  Excluding the positive impacts of net store openings ($7.2 million), net revenue recognition change ($1.0 million), foreign currency translation ($0.8 million), and other items totaling $0.5 million, comparable same-store sales decreased approximately 10%.

Net loss for the third quarter was ($7.7 million), or ($1.05) per diluted share, compared with a net loss of ($6.8 million), or ($0.97) per diluted share, reported for the third quarter of fiscal 2009.  Excluding other charges and impairments in each period, in the current year’s third quarter, the Company recorded a loss of ($0.75) per diluted share versus a loss of ($0.87) per diluted share last year.  Earnings in the period were significantly affected by comparable store sales declines, a special commission adjustment, and increased employee insurance and workers’ compensation expense, offset by lower production, labor and advertising costs as well as lower interest expense and depreciation.  Foreign currency translation effects and the Kiddie Kandids studio operations did not have a material impact on the Company’s net earnings in the third quarter of 2010.

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, foreign currency translation, store closures and other items totaling $1.3 million, decreased 6% in the third quarter of 2010 to $56.5 million from $60.1 million in the third quarter of 2009.  The decrease in PMPS sales performance for the third quarter was the result of an 11% decrease in the number of sittings, offset in part by a 6% increase in average sale per customer sitting.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change and other items totaling $0.3 million, decreased 13% in the third quarter of 2010 to $45.8 million from $52.8 million in the third quarter of 2009.  SPS sales performance for the third quarter was the result of a 10% decline in the number of sittings and a 4% decline in average sale per customer sitting versus the prior-year quarter.

Net sales from the Company’s Kiddie Kandids studio operations, excluding the impact of net revenue recognition change totaling ($0.3 million), contributed $8.2 million in net sales in the third quarter of 2010.  The Company has opened 171 Kiddie Kandids locations as of December 20, 2010.  The Company plans to open an additional 25 locations during fiscal year 2011.

Cost of sales, excluding depreciation and amortization expense, declined to $7.5 million in the third quarter of 2010, from $8.0 million in the third quarter of 2009 due to lower overall production levels as well as continuing productivity improvements.

Selling, general and administrative (SG&A) expense increased to $102.2 million in the third quarter of 2010 from $99.9 million in the prior-year quarter, primarily due to the inclusion of costs associated with the newly opened Kiddie Kandids studios, as well as a special commission adjustment ($1.1 million) arising from certain contractual undertakings under the host agreement, employee insurance as a result of unfavorable claim activity and worker’s compensation due to loss experience adjustments.  These increases were offset in part by reductions in SPS and PMPS studio employment costs from improved scheduling, selected operating hour reductions and studio closures, a decline in host commission expense due to lower sales levels and reduced advertising costs.

Depreciation and amortization expense was $5.3 million in the third quarter of 2010, compared with $6.3 million in the third quarter of 2009.  Depreciation expense decreased as a result of the full depreciation of certain assets acquired in connection with the 2007 acquisition of PCA and the closure of certain PMPS locations during fiscal years 2009 and 2010.

In the third quarter of 2010, the Company recognized $3.6 million in other charges and impairments, compared with $1.1 million in the third quarter of 2009.  The current quarter charges include a $1.9 million downward adjustment to the carrying value of a large facility previously classified as “held for sale” and the write-off of $1.1 million of debt fees related to the Company’s former credit facility as a result of its new revolving credit facility.  The prior-year charge primarily related to lab closures.

Interest expense declined $1.6 million in the third quarter of 2010 to $0.9 million from $2.5 million in the third quarter of 2009.  The decrease is primarily a result of lower average borrowings and favorable interest rates as a result of the new credit facility.

Income tax benefit was $5.5 million and $3.5 million in the third quarters of 2010 and 2009, respectively.  The resulting effective tax rates were 42% and 34% in 2010 and 2009, respectively.  The increase in the effective tax rate in the third quarter of 2010 was primarily due to certain tax benefits recognized related to a previous uncertain tax position and miscellaneous tax return adjustments.

Capital Structure
As previously announced, the Company entered into a new four-year, $105 million revolving credit facility on August 30, 2010 which accords the Company greater flexibility to pursue financial and strategic opportunities to enhance shareholder value.  As of December 20, 2010, the Company has reduced net debt to $35.1 million, and has a share repurchase program in place to purchase up to 1.0 million shares.

Preliminary Fourth-Quarter Net Sales
The Company’s preliminary net sales on a point-of-sale (POS) basis for the first five weeks of the fourth quarter of fiscal 2010 declined 7% to $78.2 million from $84.5 million in the prior-year comparable period.  On a comparable same-store POS basis, excluding the impacts of the Kiddie Kandids operations and foreign currency translation, preliminary net sales for the first five weeks declined approximately 14% compared with the corresponding period in the prior year.  PMPS and SPS net sales for the first five weeks of the fourth quarter declined 9% and 18%, respectively.  Sales comparisons turned positive in recent days and, based on bookings, are expected to remain positive through the remainder of the holiday period.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Tuesday, December 21, 2010, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 866-277-1184 or 617-597-5360 and reference passcode 78802464 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 74201807.  The replay will be available through January 4, 2011, by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in North America, principally in Sears, Walmart and Babies “R” Us stores.  CPI’s conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears, Walmart and Toys “R” Us, the approval of the Company’s business practices and operations by Sears, Walmart and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Sears and Toys “R” Us under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	16 Weeks	Vs	16 Weeks	40 Weeks	Vs	40 Weeks

	November 13, 2010		November 14, 2009	November 13, 2010		November 14, 2009

Net sales	$106,174		$107,286	$278,086		$282,130

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	7,516		8,032	19,882		21,643
Selling, general and administrative expenses	102,220		99,940	244,920		245,480
Depreciation and amortization	5,267		6,320	14,088		17,913
Other charges and impairments	3,645		1,144	2,889		3,751
	118,648		115,436	281,779		288,787

Loss from operations	(12,474)		(8,150)	(3,693)		(6,657)

Interest expense	892		2,479	3,225		5,694

Interest income	9		67	16		103

Other income, net	170		236	829		253

Loss before income tax benefit	(13,187)		(10,326)	(6,073)		(11,995)

Income tax benefit	(5,474)		(3,524)	(3,082)		(4,094)

Net loss	$(7,713)		$(6,802)	$(2,991)		$(7,901)

Net loss per common share - diluted	$(1.05)		$(0.97)	$(0.41)		$(1.13)

Net loss per common share - basic	$(1.05)		$(0.97)	$(0.41)		$(1.13)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,312		7,004	7,271		6,988

Basic	7,312		7,004	7,271		6,988

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks

	November 13, 2010		November 14, 2009	November 13, 2010		November 14, 2009

Capital expenditures	$3,931		$2,274	$12,128		$4,508

EBITDA is calculated as follows:
Net loss	$(7,713)		$(6,802)	$(2,991)		$(7,901)
Income tax benefit	(5,474)		(3,524)	(3,082)		(4,094)
Interest expense	892		2,479	3,225		5,694
Depreciation and amortization	5,267		6,320	14,088		17,913
Other non-cash charges	2,983		417	3,131		1,206

EBITDA (1) & (5)	$(4,045)		$(1,110)	$14,371		$12,818

Adjusted EBITDA (2)	$(3,502)		$(382)	$13,542		$15,686

EBITDA margin (3)	-3.81%		-1.03%	5.17%		4.54%

Adjusted EBITDA margin (4)	-3.30%		-0.36%	4.87%		5.56%

(1)
EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$(4,045)	$(1,110)	$14,371	$12,818
EBITDA adjustments:
Kiddie Kandids costs	278	-	1,178	-
Reserves for severance and related costs	303	681	303	964
Other transition related costs - PCA Acquisition	108	280	(1,125)	677
Translation gain	(146)	(283)	(726)	(283)
Proxy contest fees	-	(73)	-	904
Other	-	123	(459)	606

Adjusted EBITDA	$(3,502)	$(382)	$13,542	$15,686

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	16 Weeks	Vs.	16 Weeks	40 Weeks	Vs.	40 Weeks

	November 13, 2010		November 14, 2009	November 13, 2010		November 14, 2009

EBITDA	$(4,045)		$(1,110)	$14,371		$12,818
Income tax benefit	5,474		3,524	3,082		4,094
Interest expense	(892)		(2,479)	(3,225)		(5,694)
Adjustments for items not requiring cash:
Deferred income taxes	(5,816)		(3,915)	(4,418)		(4,452)
Deferred revenues and related costs	4,371		5,264	5,033		6,078
Other, net	645		1,206	548		1,286
Decrease (increase) in current assets	(6,589)		(8,710)	(6,433)		(11,837)
Increase (decrease) in current liabilities	10,929		3,849	6,426		(2,053)
Increase (decrease) in current income taxes	222		250	564		(98)

Cash flows from continuing operations	$4,299		$(2,121)	$15,948		$142

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CPI CORP.
CONSOLIDATED BALANCE SHEETS
NOVEMBER 13, 2010 AND NOVEMBER 14, 2009
(In thousands)

	November 13, 2010	November 14, 2009
Assets

Current assets:
Cash and cash equivalents	$9,631	$8,286
Other current assets	36,458	55,170
Net property and equipment	36,149	37,759
Intangible assets	59,366	61,108
Other assets	22,724	18,973

Total assets	$164,328	$181,296

Liabilities and stockholders' equity

Current liabilities	$55,253	$86,437
Long-term debt obligations	68,000	75,458
Other liabilities	35,353	25,994
Stockholders' equity (deficit)	5,722	(6,593)

Total liabilities and stockholders'
equity	$164,328	$181,296

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